                                                                  EXHIBIT (99)i.




                         INTEREST RATE/VOLUME ANALYSIS
                       QUARTER ENDED 3/31/96 VS. 3/31/95





                                    Average balance         Average Rate              Interest               Variance due to:
                                 ---------------------  ------------------   -----------------------------   ----------------
                                                                                                 Increase
      Quarter ended               03/31/96   03/31/95   03/31/96  03/31/95   03/31/96 03/31/95  (Decrease)    Volume    Rate
- -----------------------------    ----------  --------   -------- ---------   -------- --------  ----------   --------  ------
                                 (Dollars in thousands)                                   (Dollars in thousands)
Interest-earning assets:
  Loans receivable               $  968,149  $  807,293     8.08%    7.90%   $19,550   $15,904    $3,646      $3,273   $   373
  Mortgage-backed securities        116,199     144,678     7.67%    7.46%     2,227     2,699   (   472)    (   544)       72
  Investments                        87,065      96,732     7.08%    6.44%     1,532     1,536   (     4)    (   146)      142
                                 ----------  ----------    ------   ------    ------   -------    ------      ------   -------
                                  1,171,414   1,048,703     7.96%    7.70%    23,309    20,139     3,170       2,583       587
                                 ----------  ----------    ------   ------    ------   -------    ------      ------   -------

Interest-bearing liabilities:
  Deposits                          893,000     783,540     4.76%    4.11%    10,577     7,945     2,632       1,284     1,348
  Borrowings
    Securities sold w/repo            6,920      24,632     5.37%    6.01%        94       365   (   271)    (   236)  (    35)
    Notes payable                   206,003     186,448     5.61%    6.17%     2,919     2,875        44         318   (   274)
    Other borrowed money             10,280      11,932     9.88%    9.99%       254       298   (    44)    (    41)  (     3)
                                 ----------  ----------    ------   ------    ------   -------    ------       -----   -------
      Subtotal - Borrowings         223,203     223,012     5.80%    6.35%     3,267     3,538   (   271)         42   (   313)

  Interest rate instruments           n/a          n/a      0.00%    0.52%         0     1,327   ( 1,327)          0   ( 1,327)
                                 ----------   ---------    ------   ------    ------   -------    ------      ------    ------
                                  1,116,204   1,006,552     4.97%    5.13%    13,844    12,810     1,034       1,325   (   291)
                                 ----------  ----------    ------   ------    ------   -------    ------      ------    -------
 Interest rate spread                                       2.99%    2.58%
Excess average earning assets    $   55,210  $   42,151
                                 ==========  ==========
  Net interest margin                                       3.23%    2.78%   $ 9,465   $ 7,329    $2,136      $1,258   $   878
                                                                             =======   =======    ======      ======   =======
  Net interest margin w/o swaps                             3.23%    3.28%
                                                          =======   ======
